THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G FILED ON FEBRUARY 18, 1997 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.



                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 4) *

                           SOFTWARE SPECTRUM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   833960 107
                                 --------------
                                 (CUSIP Number)


         Check the following box if a fee is being paid with this statement
[ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 833960 107
          ----------


         1          Names of Reporting Persons
                    S.S. or I.R.S. Identification Nos. of above persons

                                                               Frank Tindle

         2          Check the appropriate box if a member of a group
                                                                        (a) [  ]
                                                                        (b) [  ]

         3          SEC use only


         4          Citizenship or place of organization
                                                             United States

                           5     Sole voting power
                                                                   -0-
    NUMBER OF SHARES
   BENEFICIALLY OWNED      6     Shared voting power
   BY EACH REPORTING
     PERSON WITH                                                   253,277
                           7     Sole dispositive power
                                                                   -0-

                           8     Shared dispositive power
                                                                   253,277

         9          Aggregate amount beneficially owned by each reporting person

                                                                   253,277

        10 Check if the aggregate amount in row (9) excludes certain shares


        11          Percent of class represented by amount in row (9)

                                                                      5.72%

        12          Type of reporting person (see instructions)

                                                                        IN

CUSIP NO. 833960 107


         1          Names of Reporting Persons
                    S.S. or I.R.S. Identification Nos. of above persons

                                                             Janet Carol Tindle

         2          Check the appropriate box if a member of a group
                                                                        (a) [  ]
                                                                        (b) [  ]

         3          SEC use only


         4          Citizenship or place of organization
                                                             United States

                           5     Sole voting power
                                                                   -0-
    NUMBER OF SHARES
   BENEFICIALLY OWNED      6     Shared voting power
   BY EACH REPORTING
     PERSON WITH                                                   253,277
                           7     Sole dispositive power
                                                                   -0-

                           8     Shared dispositive power
                                                                   253,277

         9          Aggregate amount beneficially owned by each reporting person

                                                                   253,277

        10 Check if the aggregate amount in row (9) excludes certain shares


        11          Percent of class represented by amount in row (9)

                                                                      5.72%

        12          Type of reporting person (see instructions)

                                                                         IN

ITEM 1.

         (a)     NAME OF ISSUER:

                 SOFTWARE SPECTRUM, INC.

         (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 2140 Merritt Drive
                 Garland, Texas  75041

ITEM 2.

         (a)     NAME OF PERSON FILING:

                 Frank Tindle and Janet Carol Tindle

         (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                 One Waterford Estate
                 Athens, Texas  75751

         (c)     CITIZENSHIP:

                 United States

         (d)     TITLE OF CLASS OF SECURITIES:

                 Common Stock

         (e)     CUSIP NUMBER:

                 833960 107

ITEM 3.  Not Applicable

ITEM 4.  OWNERSHIP:

         (a)     AMOUNT BENEFICIALLY OWNED: 253,277

         (b)     PERCENT OF CLASS: 5.72%

         (c) Frank Tindle and Janet Carol Tindle are married and hold 253,277 of the shares of Common Stock jointly. Each reporting person therefor shares power to vote 253,277 shares of Common Stock of the Issuer. Also, Frank Tindle holds a non-employee director stock options to acquire 5,000 shares of Common Stock, which is exercisable within sixty days following the date of this filing.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                 Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                 Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                 Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                 Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

                 Not Applicable

ITEM 10. CERTIFICATION:

                 Not Applicable

         SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



Dated: February 11, 1997



                                         /s/ Frank Tindle
                                         ----------------------
                                         Frank Tindle


                                         /s/ Janet Carol Tindle
                                         ----------------------
                                         Janet Carol Tindle